Exhibit (11)

Opinion of Counsel as to the Legality of Shares Being Registered

PETER D. LOWENSTEIN

ATTORNEY AT LAW

515 West Lyon Farm Drive

GREENWICH, CONNECTICUT 06831

March 18, 2016

Value Line Funds Investment Trust

7 Times Square, 21st Floor

New York, NY 10036

Gentlemen:

I have acted as special counsel to Value Line Funds Investment Trust, a Massachusetts business trust (the "Trust"), in connection with certain matters, including the preparation and filing of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares (the “Shares”) to be issued by Value Line Defensive Strategies Fund (the “Fund”), a series of the Trust, in connection with the acquisition of all the assets and assumption of liabilities of Alpha Defensive Alternatives Fund (the “Alpha Fund”) by and in exchange solely for Institutional Class shares of the Fund (the “Transaction”).

I have reviewed the Trust’s Declaration of Trust and By-laws, resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, the form of Plan of Reorganization for the Transaction, which has been approved by the Trust’s Board of Trustees (the “Plan”), and such other legal and factual matters that I have deemed appropriate. I have further examined and relied upon a certificate of the Secretary of State of the Commonwealth of Massachusetts to the effect that the Trust is duly organized and existing under the laws of the Commonwealth of Massachusetts and is in good standing and duly authorized to transact business in the Commonwealth of Massachusetts. I am expressing no opinion herein with respect to compliance with state securities or “blue sky” laws.

I have assumed the following for purposes of this opinion:

1.	The Shares of the Fund will be issued in accordance with the Trust’s Declaration of Trust and By-laws, the Plan and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of Shares and the Transaction.
2.	The Shares will be issued against payment therefor as described in the Prospectus/Proxy Statement and the Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

Based upon and subject to the forgoing, I am of the opinion that:

1.	The Trust is a voluntary association with transferable shares of beneficial interest of the kind commonly referred to as a “Massachusetts business trust,” is validly existing under the Declaration of Trust and is in good standing under the laws of the Commonwealth of Massachusetts.

2.	The Shares of the Fund, when issued and paid for upon the terms provided in the Registration Statement and the Plan, will have been validly and legally issued, fully paid and nonassessable.

I am a member of the bar of the State of Connecticut and I do not purport to be an expert in, and express no opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Connecticut.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Peter D. Lowenstein
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Peter D. Lowenstein